WESTCHESTER CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

1.           Statement of General Principles

This Code of Ethics expresses the policy and procedures of Westchester Capital Management, Inc., its affiliates and subsidiaries (“Westchester” or the “Adviser”) and is enforced to ensure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of the Funds (as defined herein).  Westchester personnel at all levels must act as fiduciaries, and as such must place the interests of the shareholders of the Funds before their own.  Thus, we ask that when contemplating any personal transaction you ask yourself what you would expect or demand if you were a shareholder of the Funds.

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) is designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of advisory firms and their personnel.  In compliance with Rule 204A-1, this Code contains provisions that are believed to be reasonably necessary to eliminate the possibility of any fraudulent or other prohibited conduct.  We ask that all Westchester personnel follow not only the letter of this Code but also abide by the spirit of this Code and the principles articulated herein.  In addition, all Supervised Persons of the Adviser must comply with all applicable federal securities laws.  Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

(a)	To defraud a client in any manner;

(b)	To mislead a client, including by making a statement that omits material facts;

(c)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(d)	To engage in any manipulative practice with respect to a client; or

(e)	To engage in any manipulative practice with respect to securities, including price manipulation.

As a fiduciary, the Adviser has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Supervised Persons should try to avoid conflicts of interest and fully disclose all material facts concerning any conflict that does arise with respect to a client.  Supervised Persons should try to avoid situations that have even the appearance of conflict or impropriety.

2.           Definitions

“Access Person” of the Adviser shall mean any Supervised Person (i) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a Reportable Fund or (ii) who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Adviser” shall mean Westchester, or such other entity as may act as adviser or sub-adviser to the Funds.

The term “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that any required report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

“Compliance Officer” shall mean one or more persons designated by the Fund to perform the functions described herein.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “Act”).

“Funds” shall mean any investment company, registered as such under the Act, for which Westchester acts as investment adviser or sub-investment adviser.

“Investment Personnel” of the Adviser shall mean (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.  Investment Personnel includes the Funds’ Portfolio Managers and those persons who provide information and advice to the Portfolio Managers or who help execute the Portfolio Managers’ decisions (e.g., securities analysts and traders).

“Portfolio Managers” of the Funds shall mean those persons who have direct responsibility and authority to make investment decisions for the Funds.

“Reportable Fund” shall mean (i) any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the Act, or sub-adviser, or (ii) any fund whose investment adviser controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

The term “reportable security” shall mean a security as defined in Section 202(a)(18) of the Advisers Act, but shall not include direct obligations of the government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares of money market funds; shares issued by open-end funds other than Reportable Funds; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

The “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Supervised Person” of the Adviser shall mean any partner, officer, director (or other person occupying a similar status or performing similar functions) and employee, as well as any other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

Copies of the text of the Advisers Act and rules thereunder, including Rule 204A-1, are available from the Compliance Officer.

3.           Prohibited Transactions

The prohibitions described below will only apply to a transaction in a security in which the designated person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

A.           Blackout Trading Periods - Access Persons

No Access Person shall execute a securities transaction on a day during which the Funds have a pending buy or sell order in that same security until that order is executed or withdrawn.  Any profits realized on trades within the proscribed periods are required to be disgorged to the Funds.

B.           Ban on Short-Term Trading Profits and Market Timing– Access Persons

Access Persons may not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days.  Any profits realized on such short-term trades are required to be disgorged to the Funds.  Investment Personnel are prohibited from engaging in “market timing” activities, except as may be permitted by applicable law.  Market timing refers to the frequent trading of shares in response to short-term market fluctuations in order to take advantage of the discrepancy between a fund’s official price, set once a day, and the value of its underlying securities.

C.           Ban on Securities Purchases of an Initial Public Offering – Access Persons

Access Persons may not acquire any securities in an initial public offering without the prior written consent of the Compliance Officer.  The Compliance Officer is required to retain a record of the approval of, and the rationale supporting, any direct or indirect acquisition by Access Persons of a beneficial interest in securities in an IPO.  Furthermore, should written consent of the Adviser be given, Access Persons are required to disclose such investment when participating in the Funds’ subsequent consideration of an investment in such issuer.  In such circumstances, the Funds’ decision to purchase securities of the issuer should be subject to an independent review by Access Persons of the Adviser with no personal interest in the issuer.

D.           Securities Offered in a Private Offering – Access Persons

Access Persons may not acquire any securities in a private offering without the prior written consent of the Compliance Officer.  The Compliance Officer is required to retain a record of the approval of, and the rationale supporting, any direct or indirect acquisition by Access Persons of a beneficial interest in securities in a private offering.  Furthermore, should written consent of the Adviser be given, Access Persons are required to disclose such investment when participating in the Funds’ subsequent consideration of an investment in such issuer.  In such circumstances, the Funds’ decision to purchase securities of the issuer should be subject to an independent review by Access Persons of the Adviser with no personal interest in the issuer.

4.           Exempted Transactions

A.           Subject to compliance with preclearance procedures in accordance with Section 5 below, the prohibitions of Sections 3A and 3B of this Code shall not apply to:

(i)
Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

(ii)	Purchases or sales of securities which are not eligible for purchase or sale by the Funds.

(iii)	Purchases or sales which are nonvolitional on the part of either the Access Person or the Funds.

(iv)	Transactions which are part of an automatic investment plan.

(v)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(vi)	U.S. Treasury or government securities.

(vii)	Unaffiliated open-end mutual funds or unit investment trusts invested exclusively in unaffiliated open-end mutual funds.

(viii)	Money market funds or money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

(ix)
All other transactions contemplated by Access Persons which receive the prior approval of the Compliance Officer in accordance with the preclearance procedures described in Section 5 below.  Purchases or sales of specific securities may receive the prior approval of the Compliance Officer because the Compliance Officer has determined that no abuse is involved and that such purchases and sales would be very unlikely to have any economic impact on the Funds or on the Funds’ ability to purchase or sell such securities.

B.           A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in Section 3A will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 5 and without prior knowledge of any Fund trading.

C.           Notwithstanding Section 4A(ix), the prohibition in Section 3B shall not apply to profits earned from transactions in securities which securities are not the same (or equivalent) to those owned, shorted or in any way traded by the Funds during the 30-day period; provided, however, that if the Compliance Officer determines that a review of the Access Person’s reported personal securities transactions indicates an abusive pattern of short-term trading, the Compliance Officer may prohibit such Access Person from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days whether or not such security is the same (or equivalent) to that owned, shorted or in any way traded by the Funds.

5.           Preclearance

Access Persons must preclear all personal investments in securities.  All requests for preclearance must be submitted to the Compliance Officer (or to the President of the Adviser or his designee in the case of the Compliance Officer’s request).  Such requests shall be made by submitting a Personal Investment Request Form, in the form annexed hereto as Appendix A.  All approved orders must be executed by the close of business on the day preclearance is granted.  If any order is not timely executed, a request for preclearance must be resubmitted.

6.           Reporting

A.           Access Persons are required to direct their broker(s) to supply to the Compliance Officer no later than 30 days after the end of the applicable calendar quarter duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.  Access Persons of the Funds should direct their broker(s) to transmit to the Compliance Officer of the Adviser duplicate confirmations of all transactions effected by such Access Person, and copies of the statements of such brokerage accounts, whether existing currently or to be established in the future.  The transaction reports and/or duplicates should be addressed “Personal and Confidential.”  The report submitted to the Compliance Officer may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.  Compliance with this Code requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 204A-1(b).

B.           Whenever an Access Person recommends that the Funds purchase or sell a security, he or she shall disclose whether he or she presently owns such security, or whether he or she is considering its purchase or sale.

C.           On a quarterly basis, no later than 30 days after the end of each calendar quarter, Access Persons will disclose all personal securities transactions as provided on Appendix B.  In addition, each Access Person will be required to provide an initial holdings report listing all securities beneficially owned by him or her no later than 10 days after becoming an Access Person (which information must be current as of a date no more than 45 days before he or she became an Access Person) as well as an annual holdings report containing similar information that must be current as of a date no more than 45 days before the report is submitted.  On an annual basis Access Persons will be sent a copy of the Adviser’s statement of such Access Person’s personal securities accounts to verify its accuracy and make any necessary additions or deletions.

D.           The Compliance Officer or his designee is required to review all transaction and holdings reports submitted by Access Persons.

E.           All personal investment matters discussed with the Compliance Officer and all confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by the President of the Adviser and by the appropriate regulatory agencies.

F.           The Adviser is required, at least once a year, to provide the Funds’ Boards with a written report that (1) describes issues that arose during the previous year under the Code or procedures applicable to the Funds, including, but not limited to, information about material Code or procedures violations and sanctions imposed in response to those material violations and (2) certifies to the Funds’ Boards that the Funds have adopted procedures reasonably necessary to prevent their Access Persons from violating their Code of Ethics.

7.           Annual Certification

On an annual basis, Access Persons will be sent a copy of this Code for their review.  Access Persons will be asked to certify that they have read and understand this Code and recognize that they are subject hereto.  Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code.  A sample of the certification is attached as Appendix C.

8.           Confidential Status of the Funds’ Portfolio

The current portfolio positions of the Funds managed, advised and/or administered by the Adviser and current portfolio transactions, programs and analyses must be kept confidential.

If nonpublic information regarding the Funds’ portfolio should become known to any Access Person, whether in the course of his or her duties or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

If anyone is asked about the Funds’ portfolio or whether a security has been sold or bought, his or her reply should be that this is an improper question and that this answer does not mean that the Funds have bought, sold or retained the particular security.  Reference, however, may, of course, be made to the latest published report of the Funds’ portfolio.

9.           Nonpublic Material Information

From time to time, the Adviser will circulate and discuss with Access Persons the latest administrative and judicial decisions regarding the absolute prohibition against the use of nonpublic material information, also known as “inside information.”  In view of the many forms in which the subject can arise, the Adviser urges that a careful and conservative approach must prevail and no action should be taken where “inside information” may be involved without a thorough review by the Compliance Officer.

Material inside information is any information about a company or the market for the company’s securities which has come directly or indirectly from the company and which has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of any of the company’s securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

Information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, etc.

“Inside information” is information that has not been publicly disclosed.  Information received about a company under circumstances which indicate that it is not yet in general circulation and that it may be attributable, directly or indirectly, to the company (or its insiders) should be deemed to be inside information.

Whenever an Access Person receives material information about a company which he or she knows or has reason to believe is directly or indirectly attributable to such company (or its insiders), the Access Person must determine that the information is public before trading or recommending trading on the basis of such information or before divulging such information to any person who is not an employee of the Adviser or a party to the transaction.  As a rule, one should be able to point to some fact to show that the information is generally available; for example, its announcement on the broad tape or by Reuters, The Wall Street Journal or trade publications.  If the Access Person has any question whatsoever as to whether the information is material or whether it is inside and not public, he or she must resolve the question before trading, recommending trading or divulging the information.  If any doubt at all remains, the Access Person must consult with the Compliance Officer.

10.           Gifts – Supervised Persons

Supervised Persons shall not receive any gift or other item having a value in excess of $300 per year from any person or entity that does business with or on behalf of the Funds.  However, Supervised Persons may also occasionally accept or provide reasonable business meals and entertainment, consistent with customary business practice, which are neither so frequent nor so extensive as to raise any question of propriety and are not preconditioned on a “quid pro quo” business relationship.

11.           Services as a Director in a Publicly Traded Company – Access Persons

Access Persons shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer, based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders.  When such authorization is provided, the Access Person serving as a director will be isolated from making investment decisions with respect to the pertinent company through “Chinese Wall” or other procedures.

12.           Compliance Review

The Compliance Officer or his designee shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Funds to determine whether a violation of this Code may have occurred.  Before making any determination that a violation has been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

13.           Report of Violations

Supervised Persons of the Adviser must promptly report any violations of this Code to the Compliance Officer.

14.           Sanctions

The President of the Adviser will be informed promptly of Code violations and may impose such sanctions as he or she deems appropriate, including among other things a letter of censure or suspension or termination of employment of the Access Person or a request for disgorgement of any profits received from a securities transaction done in violation of this Code.

15.           Funds Boards of Trustees Review

Annually, the Funds’ Boards of Trustees shall receive the following:

A.	A copy of the existing Code of Ethics.

B.	A report by the Compliance Officer identifying any violations requiring significant remedial action during the past year and as more fully set forth under Section 6F above.

C.	A list of recommendations, if any, to change the existing Code of Ethics based upon experience, evolving industry practices or developments in applicable laws or regulations.

The Funds’ Boards of Trustees, including a majority of the independent Trustees, shall approve this Code of Ethics, as well as any material changes thereto within six months of any such change.  The Boards shall base their approval of the Code, or of such material change to the Code, upon a determination that the Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of the Advisers Act.

APPENDIX A

WESTCHESTER CAPITAL MANAGEMENT, INC.
100 SUMMIT LAKE DRIVE, VALHALLA, NY 10595
(914) 741-5600 FAX (914) 741-5737

TO:	Roy Behren

FROM:	__________________________________

DATE:	__________________________________

RE:	CLEARANCE FOR TRADING

This is to request permission to effect the following trade(s):

_________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________

Approved	__________

Denied	__________

Date:	__________	_________________________________
Roy Behren, Compliance Officer

APPENDIX B

Personal Investment Report
Report of Securities Purchased/Sold

Name:	Quarter Ended:
Security (including the exchange ticker symbol or CUSIP number)	Type of Transaction	Date of Transaction	Price Per Share	Number of Shares	Aggregate Price	Name of Broker, Dealer or Bank

This report shall not be deemed an admission that the person filing such report has any direct or indirect beneficial ownership of the securities listed hereon.

ACCEPTED: ____________________________                                                                                                                     DATE: ______________________

APPENDIX C

Date_________________________

To Whom It May Concern:

I hereby certify that I have read and understand (i) the Code of Ethics of The Merger Fund and The Merger Fund VL and (ii) the Code of Ethics of Westchester Capital Management, Inc., as applicable, and recognize that I am subject to the requirements therein.  I hereby certify that I have complied with the requirements of (i) the Code of Ethics of The Merger Fund and The Merger Fund VL and (ii) the Code of Ethics of Westchester Capital Management, Inc., as applicable.

I hereby verify that the quarterly transaction reports that I have previously submitted pursuant to the applicable Code represent all of my personal securities transactions for the applicable periods during the twelve-month period ended September 30, 20__.

____________________________________
Signature

____________________________________
Print Name